                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 11, 1999

                                VEECO INSTRUMENTS INC.
                                ----------------------
                (Exact Name of Registrant as Specified in its Charter)

        Delaware                     0-16244                   11-298960l
--------------------------------------------------------------------------------
(State or Other Jurisdiction       (Commission               (IRS Employer
      of Incorporation)            File Number)            Identification No.)


Terminal Drive, Plainview, New York                       11803
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                (Zip Code)


Registrant's telephone number, including area code:  (516) 349-8300
                                                   -----------------------------


                                    Not Applicable
--------------------------------------------------------------------------------
            (Former Name or Former Address, if Changed Since Last Report)

Item 5.   OTHER EVENTS.

          The Registrant's consolidated financial statements and related financial data for the years ended December 31, 1995 through 1997, which are set forth below, have been retroactively restated to reflect the Registrant's mergers with Wyko Corporation in July 1997 and Digital Instruments, Inc. in May 1998, which have been accounted for as pooling of interests transactions.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

           Report of Independent Auditors...................................................        F-2

           Report of Independent Public Accountants.........................................        F-3

           Consolidated Balance Sheets at December 31, 1996 and 1997........................        F-4

           Consolidated Statements of Income for the years ended
             December 31, 1995, 1996 and 1997...............................................        F-5

           Consolidated Statements of Shareholders' Equity for
             the years ended December 31, 1995, 1996 and 1997...............................        F-6

           Consolidated Statements of Cash Flows for the years ended
             December 31, 1995, 1996 and 1997...............................................        F-7

           Notes to Consolidated Financial Statements.......................................        F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors
Veeco Instruments Inc.

    We have audited the accompanying consolidated balance sheets of Veeco Instruments Inc. and Subsidiaries ("Veeco" or the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of Digital Instruments, Inc. and Affiliates ("Digital"), which merged with Veeco in May 1998, which statements reflect total assets constituting 14% in 1996 and 20% in 1997 and total revenues constituting 30% in 1995, 30% in 1996, and 23% in 1997 of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Digital, is based solely on the report of other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veeco Instruments Inc. and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Melville, New York
May 29, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Digital Instruments, Inc.
and affiliates:

    We have audited the combined balance sheets of DIGITAL INSTRUMENTS, INC. (a California corporation) and affiliates as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 (not presented below). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Instruments, Inc. and affiliates as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Los Angeles, California
February 28, 1998

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   26,322  $   20,444
  Accounts and trade notes receivable, less allowance for doubtful accounts of $803 in
    1996 and $1,005 in 1997...............................................................      32,504      44,927
  Inventories.............................................................................      29,656      44,825
  Prepaid expenses and other current assets...............................................       1,553       1,695
  Deferred income taxes...................................................................       2,448       4,602
                                                                                            ----------  ----------
Total current assets......................................................................      92,483     116,493
Property, plant and equipment at cost, net................................................      13,506      33,344
Excess of cost over net assets acquired, less accumulated amortization of $910 in 1996 and
  $1,040 in 1997..........................................................................       4,448       4,318
Other assets less accumulated amortization of $958 in 1996 and $1,501 in 1997.............       2,902       5,476
                                                                                            ----------  ----------
Total assets..............................................................................  $  113,339  $  159,631
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $   12,715  $   21,360
  Accrued expenses........................................................................      16,122      22,146
  Income taxes payable....................................................................       1,546       3,999
  Current portion of long-term debt.......................................................         106         210
                                                                                            ----------  ----------
Total current liabilities.................................................................      30,489      47,715
Deferred income taxes.....................................................................         257         702
Long-term debt............................................................................       2,563       9,146
Notes payable to former shareholders of Digital...........................................       8,000       8,000
Other liabilities.........................................................................         461         310
Shareholders' equity:
  Common stock, 25,000,000 shares authorized; 14,283,556 and 14,475,719 shares issued and
    outstanding at December 31, 1996 and 1997, respectively...............................         143         145
Additional paid-in capital................................................................      47,683      54,474
Retained earnings.........................................................................      23,078      39,105
Cumulative translation adjustment.........................................................         665          34
                                                                                            ----------  ----------
Total shareholders' equity................................................................      71,569      93,758
                                                                                            ----------  ----------
Total liabilities and shareholders' equity................................................  $  113,339  $  159,631
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Net sales....................................................................  $  123,976  $  165,059  $  216,728
Cost of sales................................................................      61,693      83,521     110,680
                                                                               ----------  ----------  ----------
Gross profit.................................................................      62,283      81,538     106,048
Costs and expenses:
  Research and development expense...........................................      13,297      17,702      24,470
  Selling, general and administrative expense................................      25,131      29,712      41,591
  Amortization expense.......................................................         202         237         275
  Other--net.................................................................         144         394        (382)
Merger expenses..............................................................      --          --           2,250
Write-off of purchased in-process technology.................................      --          --           4,200
                                                                               ----------  ----------  ----------
                                                                                   38,774      48,045      72,404
                                                                               ----------  ----------  ----------
Operating income.............................................................      23,509      33,493      33,644
Interest expense (income), net...............................................         179        (345)          7
                                                                               ----------  ----------  ----------
Income before income taxes...................................................      23,330      33,838      33,637
Income tax provision.........................................................       2,497       6,941       7,610
                                                                               ----------  ----------  ----------
Net income...................................................................  $   20,833  $   26,897  $   26,027
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings per share:
  Net income per common share................................................       $1.52       $1.89       $1.81
  Diluted net income per common share........................................       $1.48       $1.86       $1.75
  Weighted average shares outstanding........................................      13,750      14,251      14,392
  Diluted weighted average shares outstanding................................      14,068      14,490      14,908
Pro forma presentation:
  Income before income taxes.................................................  $   23,330  $   33,838  $   33,637
  Pro forma income tax provision.............................................       7,054      12,963      12,817
                                                                               ----------  ----------  ----------
  Pro forma net income.......................................................  $   16,276  $   20,875  $   20,820
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Pro forma net income per common share......................................       $1.18       $1.46       $1.45
  Pro forma diluted net income per common share..............................       $1.16       $1.44       $1.40

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                           COMMON STOCK         ADDITIONAL                CUMULATIVE
                                     -------------------------    PAID-IN     RETAINED    TRANSLATION               COMPREHENSIVE
                                        SHARES       AMOUNT       CAPITAL     EARNINGS    ADJUSTMENT      TOTAL         INCOME
                                     ------------  -----------  -----------  ----------  -------------  ----------  --------------
Balance at December 31, 1994.......    13,396,252   $     135    $  32,864   $    7,348    $     641    $   40,988
Exercise of stock options..........        38,497      --               82       --           --                82
Net proceeds from public
  offering.........................       800,000           8       14,452       --           --            14,460
Translation adjustment.............       --           --           --           --              128           128    $      128
Net income.........................       --           --           --           20,833       --            20,833        20,833
Distributions to former
  shareholders of Digital..........       --           --           --          (18,000)      --           (18,000)       --
                                     ------------       -----   -----------  ----------        -----    ----------       -------
Balance at December 31, 1995.......    14,234,749         143       47,398       10,181          769        58,491    $   20,961
                                                                                                                         -------
                                                                                                                         -------
Exercise of stock options and stock
  issuances under stock purchase
  plan.............................        48,807      --              285       --           --               285
Translation adjustment.............       --           --           --           --             (104)         (104)         (104)
Net income.........................       --           --           --           26,897       --            26,897        26,897
Distributions to former
  shareholders of Digital..........       --           --           --          (14,000)      --           (14,000)       --
                                     ------------       -----   -----------  ----------        -----    ----------       -------
Balance at December 31, 1996.......    14,283,556         143       47,683       23,078          665        71,569    $   26,793
                                                                                                                         -------
                                                                                                                         -------
Exercise of stock options and stock
  issuances under stock purchase
  plan.............................       192,163           2        2,068       --           --             2,070
Translation adjustment.............       --           --           --           --             (631)         (631)         (631)
Stock option income tax benefit....       --           --            1,790       --           --             1,790        --
Sale of stock......................       --           --            2,933       --           --             2,933        --
Net income.........................       --           --           --           26,027       --            26,027        26,027
Distributions to former
  shareholders of Digital..........       --           --           --          (10,000)      --           (10,000)       --
                                     ------------       -----   -----------  ----------        -----    ----------       -------
Balance at December 31, 1997.......    14,475,719   $     145    $  54,474   $   39,105    $      34    $   93,758    $   25,396
                                     ------------       -----   -----------  ----------        -----    ----------       -------
                                     ------------       -----   -----------  ----------        -----    ----------       -------

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1995       1996        1997
                                                                                  ---------  ---------  ----------
OPERATING ACTIVITIES
Net income......................................................................  $  20,833  $  26,897  $   26,027
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...............................................      1,823      2,041       2,215
    Deferred income taxes.......................................................        (46)      (895)     (1,709)
    Write-off of purchased in-process technology................................     --         --           4,200
    Changes in operating assets and liabilities:
      Accounts receivable.......................................................     (8,942)    (4,205)    (12,805)
      Inventories...............................................................     (5,718)    (8,684)    (13,633)
      Accounts payable..........................................................      1,364      2,901       8,694
      Accrued expenses and other current liabilities............................      3,711      4,086       4,483
      Other, net................................................................       (610)     1,229         638
                                                                                  ---------  ---------  ----------
Net cash provided by operating activities.......................................     12,415     23,370      18,110
                                                                                  ---------  ---------  ----------
INVESTING ACTIVITIES
Capital expenditures, net.......................................................     (1,403)    (4,067)    (21,047)
Net assets of business acquired.................................................     --         --          (4,375)
                                                                                  ---------  ---------  ----------
Net cash used in investing activities...........................................     (1,403)    (4,067)    (25,422)
                                                                                  ---------  ---------  ----------
FINANCING ACTIVITIES
Proceeds from stock issuance....................................................     14,542        285       5,003
Proceeds from long-term debt....................................................         --         --       6,800
Distributions to former shareholders of Digital.................................    (10,000)   (14,000)    (10,000)
Other...........................................................................       (158)      (289)       (160)
                                                                                  ---------  ---------  ----------
Net cash provided by (used in) financing activities.............................      4,384    (14,004)      1,643
                                                                                  ---------  ---------  ----------
Effect of exchange rate changes on cash and cash equivalents....................       (144)       161        (209)
                                                                                  ---------  ---------  ----------
Net increase (decrease) in cash and cash equivalents............................     15,252      5,460      (5,878)
Cash and cash equivalents at beginning of period................................      5,610     20,862      26,322
                                                                                  ---------  ---------  ----------
Cash and cash equivalents at end of period......................................  $  20,862  $  26,322  $   20,444
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

                            See accompanying notes.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1.  BUSINESS COMBINATIONS AND BASIS OF PRESENTATION

    On May 29, 1998, the Company merged with Digital Instruments, Inc. ("Digital"), a leader in scanning probe/atomic force microscopy (SPM/AFM). Under the merger, Digital shareholders received 5,583,725 shares of Veeco Instruments, Inc. ("Veeco" or the "Company") common stock. The merger was accounted for as a pooling of interests and, accordingly, historical financial data has been restated to include Digital data. Merger and reorganization expenses principally related to this transaction amounted to $7,500,000, which was comprised of transaction fees and expenses of $3,300,000, a $1,585,000 non-cash compensation charge related to stock issued in accordance with a pre-existing agreement with a key Digital employee, $1,415,000 of duplicate facility costs and $1,200,000 of reorganization costs all of which were charged to operating expenses during the nine month period ended September 30, 1998. The Company owns 50% of Digital Instruments GmbH, a German company, which exclusively distributes Digital's products in Germany and Eastern Europe. The Company accounts for its investment in Digital Instruments GmbH under the equity method of accounting. Prior to the merger, Digital had elected "S" Corporation status for income tax purposes and therefore was not subject to federal income taxes at the corporation level. As a result of the merger, Digital's "S" Corporation election was terminated. Pro forma net income presents income taxes for Digital as if it had been a "C" Corporation for all periods presented.

    On July 25, 1997, a wholly-owned subsidiary of Veeco merged into Wyko Corporation ("Wyko") of Tucson, Arizona, a leading supplier of optical interferometric measurement systems for the data storage and semiconductor industries. Under the merger, Wyko shareholders received 2,863,810 shares of Veeco common stock and holders of options to acquire Wyko common stock received options to acquire an aggregate of 136,190 shares of Veeco common stock. The merger was accounted for as a pooling of interests. Merger expenses of approximately $2,250,000 pertaining to investment banking, legal fees and other one-time transaction costs were charged to operating expenses during the year ended December 31, 1997.

    The following table displays the revenues and net income of the separate companies for the periods preceding the business combinations and the post Wyko merger amounts through December 31, 1997:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Revenues:
  Veeco (pre-mergers)........................................................  $   72,359  $   96,832  $   71,211
  Wyko.......................................................................      13,466      18,210      18,285
  Digital....................................................................      38,151      50,017      51,320
  Veeco/Wyko (post-merger)...................................................      --          --          75,912
                                                                               ----------  ----------  ----------
  Combined...................................................................  $  123,976  $  165,059  $  216,728
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net income:
  Veeco (pre-mergers)........................................................  $    6,792  $    8,038  $    2,723
  Wyko.......................................................................       2,445       2,797       3,472
  Digital....................................................................      11,596      16,062      13,744
  Veeco/Wyko (post-merger)...................................................      --          --           6,088
                                                                               ----------  ----------  ----------
  Combined...................................................................  $   20,833  $   26,897  $   26,027
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

1.  BUSINESS COMBINATIONS AND BASIS OF PRESENTATION (CONTINUED)
    On April 10, 1997, Veeco acquired from Materials Research Corporation, certain assets of the PVD ("Physical Vapor Deposition") data storage business for cash of $4,375,000 plus the assumption of certain liabilities. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values as determined by an independent appraisal, including $4,200,000 allocated to in-process engineering and development projects. The associated projects had not reached technological feasibility and had no alternative future uses and thus the amounts allocated to such projects have been expensed as of the date of acquisition.

2.  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Veeco designs, manufactures, markets and services a broad line of precision metrology and process equipment used to measure, test and manufacture microelectronic products for the data storage and semiconductor industries. Veeco's precision metrology equipment is primarily used to measure critical dimensions on thin film magnetic heads and semiconductor devices. The Company's process equipment is primarily used to etch and deposit materials in the manufacture of thin film magnetic heads. Veeco sells its products worldwide to many of the leading manufacturers in the data storage, semiconductor and other industries, as well as research and development centers and universities.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Veeco and its subsidiaries. Intercompany items and transactions have been eliminated in consolidation.

REVENUE

    Revenue is recognized when title passes to the customer, generally upon shipment. Service and maintenance contract revenues are recorded as deferred income, which is included in other accrued expenses, and recognized as income on a straight-line basis over the service period of the related contract. The Company provides for (1) the estimated costs of fulfilling its installation obligations and (2) warranty costs at the time the related revenue is recorded.

CASH FLOWS

    The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Interest paid during 1995, 1996 and 1997 was approximately $825,000, $734,000 and, $1,103,000, respectively. Income taxes paid in 1995, 1996 and 1997 were approximately $1,147,000, $6,706,000 and $5,370,000, respectively.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

DEPRECIABLE ASSETS

    Depreciation and amortization are generally computed by the straight-line method and are charged against income over the estimated useful lives of depreciable assets. Amortization of equipment recorded under capital lease obligations is included in depreciation of property, plant and equipment.

INTANGIBLE ASSETS

    Excess of cost of investment over net assets of business acquired is being amortized on a straight-line basis over 40 years. Other intangible assets, included within other assets on the balance sheet, consists principally of purchased technology, patents, software licenses and deferred finance costs of $1,086,000 and $3,663,000 at December 31, 1996 and 1997, respectively. Other intangible assets are amortized over periods ranging from 3 to 17 years.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION

    Environmental compliance costs include ongoing maintenance, monitoring and similar costs. Such costs are expensed as incurred. Environmental remediation costs are accrued when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

FOREIGN OPERATIONS

    Foreign currency denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet date. Resulting translation adjustments due to fluctuations in the exchange rates are recorded as a separate component of shareholders' equity. Income and expense items are translated at the average exchange rates during the respective periods.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to expense as incurred and include expenses for development of new technology and the transition of the technology into new products or services.

ADVERTISING AND PROMOTIONAL EXPENSE

    The cost of advertising is expensed as of the first showing. The Company incurred $2,437,000, $3,307,000 and $4,668,000 in advertising costs during 1995,
1996 and 1997, respectively.

STOCK BASED COMPENSATION

    The Company continues to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options is set equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities.

    The fair values of the Company's debt, including current maturities, are estimated using discounted cash flow analyses, based on the estimated current incremental borrowing rates for similar types of securities. The carrying amount of the Company's debt at December 31, 1996 and 1997 approximates fair value.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

    The following table sets forth the reconciliation of weighted average shares outstanding and diluted weighted average shares outstanding:

                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Weighted average shares outstanding..................................................     13,750     14,251     14,392
Dilutive effect of stock options.....................................................        318        239        516
                                                                                       ---------  ---------  ---------
Diluted weighted average shares outstanding..........................................     14,068     14,490     14,908
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

PRO FORMA PRESENTATION

    Pro forma net income and pro forma earnings per share as shown on the Consolidated Statements of Income reflects income taxes as if Digital had been a "C" corporation for all periods presented and, therefore, subject to federal income taxes at the corporate level.

COMPREHENSIVE INCOME

    As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 was retroactively applied to January 1, 1995. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's reported net income or shareholders' equity. SFAS No. 130 requires foreign currency translation adjustments to be included in other comprehensive income, net of income taxes. Due to foreign net operating loss carryforwards, there is no income tax effect on the translation adjustments.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SEGMENT REPORTING

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to comply with the provisions of this statement in fiscal 1998.

RECLASSIFICATIONS

    Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

3.  BALANCE SHEET INFORMATION

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Inventories:
  Raw materials.........................................................  $  14,255  $  25,277
  Work in process.......................................................      7,396      8,528
  Finished goods........................................................      8,005     11,020
                                                                          ---------  ---------
                                                                          $  29,656  $  44,825
                                                                          ---------  ---------
                                                                          ---------  ---------

                                                               DECEMBER 31,
                                                           --------------------    ESTIMATED
                                                             1996       1997     USEFUL LIVES
                                                           ---------  ---------  -------------
                                                              (IN THOUSANDS)
Property, plant and equipment:
  Land...................................................  $   2,166  $   5,166
  Buildings and improvements.............................      7,854     19,543    10-39 years
  Machinery and equipment................................     12,969     19,708      3-7 years
  Leasehold improvements.................................        150        516      3-7 years
                                                           ---------  ---------
                                                              23,139     44,933
  Less accumulated depreciation and amortization.........      9,633     11,589
                                                           ---------  ---------
                                                           $  13,506  $  33,344
                                                           ---------  ---------
                                                           ---------  ---------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

3.  BALANCE SHEET INFORMATION (CONTINUED)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Accrued expenses:
  Litigation reserve....................................................  $   1,500  $   1,500
  Payroll and related benefits..........................................      3,669      5,713
  Taxes, other than income..............................................      2,293      1,996
  Deferred service contract revenue.....................................        532        594
  Customer deposits and advanced billings...............................      3,861      2,262
  Installation and warranty.............................................      1,037      4,638
  Royalties.............................................................        920      1,097
  Other.................................................................      2,310      4,346
                                                                          ---------  ---------
                                                                          $  16,122  $  22,146
                                                                          ---------  ---------
                                                                          ---------  ---------

4.  LONG-TERM DEBT

    The Company has a credit facility (the "Credit Facility") which may be used for working capital, acquisitions and general corporate purposes. The Credit Facility provides the Company with up to $30 million of availability. The Credit Facility's interest rate is the prime rate of the lending banks, but is adjustable to a maximum rate of 3/4% above the prime rate in the event the Company's ratio of debt to cash flow exceeds a defined ratio. A LIBOR-based interest rate option is also provided. The Credit Facility expires July 31, 1999, but under certain conditions is convertible into a term loan, which would amortize quarterly through July 31, 2002.

    The Credit Facility is secured by substantially all of the Company's personal property as well as the stock of its domestic subsidiaries. The Credit Facility also contains certain restrictive covenants, which among other things, impose limitations with respect to incurrence of certain additional indebtedness, incurrence of liens, payments of dividends, long-term leases, investments, mergers, consolidations and specified sales of assets. The Company is also required to satisfy certain financial tests.

    As of December 31, 1996 and 1997, no borrowings were outstanding under the Company's Credit Facility.

    In April 1995, the stockholders of Digital received distributions in the amount of $8,000,000 in the form of unsecured promissory notes, bearing interest at 7.21% with interest due quarterly and principal due on or before March 31, 2000. Interest relating to these notes approximated $432,000, $577,000 and $577,000 for 1995, 1996 and 1997, respectively.

    Long-term debt consists of a mortgage note and a note payable. The mortgage note was refinanced in October 1995. The mortgage note, which bears interest at a rate of 8.5%, matures on October 14, 2002 and is collateralized by a parcel of land and a building. The note payable, which is secured by a parcel of land and a building purchased in 1997, bears interest at 7.75% for the first five years with a final payment due in December 2007. At the end of five years, the interest rate will change

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

4.  LONG-TERM DEBT (CONTINUED)
each year based on the bank's index rate plus 1.75%. This note payable is being amortized over 25 years with a balloon payment due at the end of ten years. Long-term debt matures as follows:

                                                                                (IN THOUSANDS)
                                                                                ---------------
1998..........................................................................     $     210
1999..........................................................................           226
2000..........................................................................           245
2001..........................................................................           267
2002..........................................................................         2,165
Thereafter....................................................................         6,243
                                                                                      ------
                                                                                       9,356
Less current portion..........................................................           210
                                                                                      ------
                                                                                   $   9,146
                                                                                      ------
                                                                                      ------

5.  STOCK COMPENSATION PLANS

    Pro forma information regarding net income and earnings per share is determined as if the Company had accounted for its stock options granted subsequent to December 31, 1994 under the fair value method estimated at the date of grant using a Black-Scholes option pricing model. The Company's pro forma information follows:

                                                                                      DECEMBER 31,
                                                                             -------------------------------
                                                                               1995       1996       1997
                                                                             ---------  ---------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                                        AMOUNTS)
Pro forma net income.......................................................  $  20,485  $  26,399  $  24,784
Pro forma diluted earnings per share.......................................  $    1.46  $    1.83  $    1.67

FIXED OPTION PLANS

    The Company has two fixed option plans. The Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (the "Stock Option Plan") provides for the grant to officers and key employees of up to 1,426,787 options (224,546 options available for future grants as of December 31, 1997) to purchase shares of Common Stock of the Company. Stock options granted pursuant to the Stock Option Plan become exercisable over a three-year period following the grant date and expire after ten years. The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, as amended (the "Directors' Option Plan"), provides for the automatic grant of stock options to each member of the Board of Directors of the Company who is not an employee of the Company. The Directors' Option Plan provides for the grant of up to 115,000 options (64,003 options available for future grants as of December 31, 1997) to purchase shares of Common Stock of the Company. Such options granted are exercisable immediately and expire after ten years. In connection with the merger with Wyko, holders of the then outstanding Wyko stock options received options to purchase an aggregate of 136,190 shares of Veeco common stock.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

5.  STOCK COMPENSATION PLANS (CONTINUED)

    The fair values of these options at the date of grant was estimated with the following weighted-average assumptions for 1995, 1996 and 1997: risk-free interest rate of 6.3%, no dividend yield, volatility factor of the expected market price of the Company's common stock of 50% and a weighted-average expected life of the option of four years.

    A summary of the Company's stock option plans as of December 31, 1995, 1996 and 1997, and changes during the years ended on those dates is presented below:

                                                                                         1996                      1997
                                                            1995               ------------------------  ------------------------
                                               ------------------------------                WEIGHTED-                 WEIGHTED-
                                                                 OPTION                       AVERAGE                   AVERAGE
                                                 SHARES           PRICE          SHARES      EXERCISE      SHARES      EXERCISE
                                                 (000'S)        PER SHARE        (000'S)       PRICE       (000'S)       PRICE
                                               -----------  -----------------  -----------  -----------  -----------  -----------
Outstanding at beginning of year.............         340   $  0.69 to $11.00         606    $    8.85          658    $    9.44
Granted......................................         314       9.50 to 22.75         175        13.68          681        32.22
Exercised....................................         (38)       0.69 to 4.50         (32)        2.68         (165)        9.76
Forfeited....................................         (10)      0.69 to 13.38         (91)       13.67          (20)       21.60
                                                    -----   -----------------       -----   -----------       -----   -----------
Outstanding at end of year...................         606   $  0.69 to $22.75         658    $    9.44        1,154    $   22.64
                                                    -----   -----------------       -----   -----------       -----   -----------
                                                    -----   -----------------       -----   -----------       -----   -----------
Options exercisable at year-end..............         204   $  0.69 to $13.38         324    $    5.72          330    $    9.25
Weighted-average fair value of options
  granted during the year....................               $            6.62                $    6.24                 $   14.83

    The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                  -------------------------------------------------------  ----------------------------------
                     NUMBER                                                    NUMBER
                   OUTSTANDING                                               OUTSTANDING
                   AT DECEMBER     WEIGHTED-AVERAGE                          AT DECEMBER
    RANGE OF        31, 1997           REMAINING        WEIGHTED-AVERAGE      31, 1997      WEIGHTED-AVERAGE
 EXERCISE PRICE      (000'S)       CONTRACTUAL LIFE      EXERCISE PRICE        (000'S)       EXERCISE PRICE
----------------  -------------  ---------------------  -----------------  ---------------  -----------------
          $ 0.69            2                4.8            $    0.69                 2         $    0.69
            1.27           95                0.5                 1.27                95              1.27
  $2.18 --  3.00           70                8.0                 2.54                70              2.54
            4.50           19                6.6                 4.50                19              4.50
   9.50 -- 13.38          197                7.6                12.67                91             12.81
  14.50 -- 21.50          116                8.2                15.13                32             16.66
  24.88 -- 31.00          426                9.4                27.26            --                --
  37.63 -- 50.25          192                9.7                40.32                21             45.75
  57.25 -- 57.25           37                9.8                57.25            --                --
                                              --
                        -----                                  ------               ---            ------
   0.69 -- 57.25        1,154                8.9            $   22.64               330         $    9.25
                                              --
                                              --
                        -----                                  ------               ---            ------
                        -----                                  ------               ---            ------

EMPLOYEE STOCK PURCHASE PLAN

    Under the Veeco Instruments Inc. Employee Stock Purchase Plan (the "Plan"), the Company is authorized to issue up to 250,000 shares of Common Stock to its full-time domestic employees, nearly

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

5.  STOCK COMPENSATION PLANS (CONTINUED)
all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 6% of their annual base earnings withheld to purchase the Company's Common Stock. The purchase price of the stock is 85% of the lower of its beginning-of-year or end-of-year market price. Under the Plan, the Company issued 16,476 shares, 14,278 shares and 12,996 shares to employees in 1995, 1996 and 1997, respectively. The fair value of the employees' purchase rights were estimated using the following assumptions for 1995, 1996 and 1997, respectively: no dividend yield for all years; an expected life of six months, one year and one year; expected volatility of 64%, 70% and 70%; and risk-free interest rates of 5.7%, 5.2% and 5.3%. The weighted-average fair value of those purchase rights granted in 1995, 1996 and 1997 was $5.40, $5.20 and $6.58, respectively.

    As of December 31, 1997, the Company has reserved 1,442,260 and 206,250 shares of common stock for issuance upon exercise of stock options and issuance of shares pursuant to the Plan, respectively.

    On January 27, 1994, Digital entered into an employment agreement with one of its current employees promising a grant of one percent of the then outstanding Digital common stock upon sale of more than 50 percent of Digital's common stock to an outside investor or a public offering. Pursuant to this agreement and in connection with the May 1998 merger between Digital and Veeco, this employee was issued $1,585,000 of Digital stock which resulted in a non-cash compensation charge which is a merger expense.

6.  INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1997 are as follows:

                                                                                           DECEMBER 31,
                                                                                       --------------------
                                                                                         1996       1997
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depreciation.........................................................  $     257  $     702
Deferred tax assets:
  Inventory valuation................................................................      1,704      2,247
  Foreign net operating loss carryforwards...........................................        795      1,084
  Warranty and installation..........................................................        379      1,878
  Other..............................................................................        365        387
                                                                                       ---------  ---------
Total deferred tax assets............................................................      3,243      5,596
Valuation allowance..................................................................       (795)      (994)
                                                                                       ---------  ---------
Net deferred tax assets..............................................................      2,448      4,602
                                                                                       ---------  ---------
Net deferred taxes...................................................................  $   2,191  $   3,900
                                                                                       ---------  ---------
                                                                                       ---------  ---------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

6.  INCOME TAXES (CONTINUED)
    For financial reporting purposes, income (loss) before income taxes consists of:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Domestic.....................................................  $  23,069  $  34,135  $  33,654
Foreign......................................................        261       (297)       (17)
                                                               ---------  ---------  ---------
                                                               $  23,330  $  33,838  $  33,637
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Significant components of the provision (benefit) for income taxes are presented below:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Current:
  Federal............................................................................  $   3,310  $   6,442  $   7,371
  Foreign............................................................................        379        129        306
  State..............................................................................        471      1,542      1,642
  Utilization of research tax credits carryforward...................................       (909)      (277)    --
  Utilization of net operating losses................................................       (708)    --         --
                                                                                       ---------  ---------  ---------
                                                                                           2,543      7,836      9,319
Deferred:
  Federal............................................................................        171       (795)    (1,517)
  Foreign............................................................................        (90)    --         --
  State..............................................................................       (127)      (100)      (192)
                                                                                       ---------  ---------  ---------
                                                                                             (46)      (895)    (1,709)
                                                                                       ---------  ---------  ---------
                                                                                       $   2,497  $   6,941  $   7,610
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

6.  INCOME TAXES (CONTINUED)
    The following is a reconciliation of the income tax expense computed using the federal statutory rate to the Company's actual income tax expense:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Tax at U.S. statutory rates......................................................  $   8,166  $  11,843  $  11,773
State income taxes (net of federal benefit)......................................        278        856        925
Goodwill amortization............................................................         44         46         46
Nondeductible merger expenses....................................................     --         --            700
Other nondeductible expenses.....................................................         56         52        116
Recognition of previously unrecognized deferred tax assets, net..................       (314)    --         --
Income of "S" Corporation not subject to federal corporation tax.................     (4,125)    (5,728)    (4,875)
Operating losses not currently realizable........................................        212        225        335
Operating losses currently realizable............................................     (1,582)    --            (13)
Research and development tax credit..............................................       (113)      (184)      (619)
Benefit of foreign sales corporation.............................................       (144)      (173)      (479)
Other............................................................................         19          4       (299)
                                                                                   ---------  ---------  ---------
                                                                                   $   2,497  $   6,941  $   7,610
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Several of the Company's foreign subsidiaries have net operating loss carryforwards for foreign tax purposes of approximately $2,700,000 at December 31, 1997, a portion of which expires in years 1998 through 2002 and a portion for which the carryforward period is unlimited.

7.  COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

IBM AGREEMENT

    Veeco is party to agreements with IBM, as amended (the "IBM Agreements"), with respect to the IBM-manufactured Atomic Force Microscopes ("SXM Products"), pursuant to which, Veeco has been appointed exclusive worldwide sales and marketing representative to market, service and sell the SXM Products to customers in the microelectronic and data storage industries. Pursuant to the IBM Agreements, Veeco has agreed to purchase a minimum number of SXM Products. At December 31, 1997, Veeco's purchase commitment under these agreements which extend through February 2001 was approximately $8,000,000.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

7.  COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS (CONTINUED)
MINIMUM LEASE COMMITMENTS

    Minimum lease commitments as of December 31, 1997 for property and equipment under operating lease agreements (exclusive of renewal options) are payable as follows:

                                                                      (IN THOUSANDS)
1998................................................................     $   1,440
1999................................................................         1,210
2000................................................................           979
2001................................................................           931
2002................................................................           861
Thereafter..........................................................           617
                                                                            ------
                                                                         $   6,038
                                                                            ------
                                                                            ------

    Rent charged to operations amounted to $1,266,000, $1,408,000 and $1,979,000 in 1995, 1996 and 1997, respectively. In addition, the Company is obligated under the leases for certain other expenses, including real estate taxes and insurance.

ROYALTIES

    The Company has arrangements with three universities, three companies, three research institutions, the United States government and two individuals to use patents in accordance with license agreements. Royalties and license fees expensed under these agreements approximated $1,189,000, $986,000 and $716,000 in 1995, 1996 and 1997, respectively.

ENVIRONMENTAL REMEDIATION

    In compliance with a Cleanup and Abatement Order ("CAO") issued by the California Regional Water Quality Control Board, Central Coast Region, the Company completed soil remediation of a site which was leased by a predecessor of the Company in September 1995.

    The cost of the soil remediation was approximately $35,000. The Company is currently performing post-soil remediation groundwater monitoring at the site. Reports prepared by consultants indicate certain contaminants in samples of groundwater from underneath the site. The Company cannot predict the extent of groundwater contamination at the site and cannot determine at this time whether any or all of the groundwater contamination may be attributable to activities of neighboring parties. The Company cannot predict whether any groundwater remediation will be necessary or the costs, if any, of such remediation.

    The Company may, under certain circumstances, be obligated to pay up to $250,000 in connection with the implementation of a comprehensive plan of environmental remediation at its Plainview, New York facility. The Company has been indemnified for any liabilities it may incur in excess of $250,000 with respect to any such remediation. No comprehensive plan has been required to date. Despite such indemnification, the Company does not believe that any material loss or expense is probable in connection with any remediation plan that may be proposed.

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

7.  COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS (CONTINUED)
    The Company is aware that petroleum hydrocarbon contamination has been detected in the soil at the site of a facility leased by the Company in Santa Barbara, California. The Company has been indemnified for any liabilities it may incur which arise from environmental contamination at the site. Despite such indemnification, the Company does not believe that any material loss or expense is probable in connection with any such liabilities.

    The former owner of the land and building in which Digital's operating facilities and offices are located has disclosed that there are hazardous substances present in the ground under the building. Management believes that the comprehensive indemnification clause that is part of the purchase contract provides adequate protection against any environmental issues that may arise.

LITIGATION

    One patent licensor has asserted that the Company has incorrectly calculated royalties for the patent on which the Company has paid royalties since inception of the license agreement. Management believes the resolution of the matter will not have a material adverse impact on the Company's consolidated financial position, results of operations or cash flows.

    The Company is a defendant in a patent infringement lawsuit filed in June 1988 in the United States District Court for the District of Arizona. The suit alleged that certain Company products infringed the plaintiff's patents, and sought monetary damages and an injunction. The case was decided adversely to the Company in June 1994. The Company appealed the decision which was partially reversed by a decision of the Court of Appeals, with an opinion determining that only certain Company products made in 1988 and 1989 infringed a patent. The case has been remanded to the District Court for a redetermination of damages. The Company has been ordered to establish and fund an escrow account in the amount of $1,500,000 until a final decision is reached. Such amount is included in other assets. The Company believes this escrow amount exceeds the amount sought in final recovery by the plaintiff. The Company has established a corresponding litigation reserve of $1,500,000. Management does not believe the ultimate resolution of this matter will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

    The Company is the defendant in a lawsuit by one of its former distributors alleging wrongful termination and other claims. The former distributor is seeking lost profits and commissions of approximately $3,000,000 plus exemplary damages and the costs of the proceedings. Management, in consultation with legal counsel, believes the resolution of the matter will not have a material adverse impact on the Company's consolidated financial position, results of operations or cash flows.

RELATED PARTY TRANSACTIONS

    Balances and transactions with Digital GmbH that are reflected in the accompanying financial statements are as follows:

                                                                     1996       1997
                                                                   ---------  ---------
                                                                      (IN THOUSANDS)
Accounts receivable..............................................  $     922  $   1,788
Sales............................................................      3,461      3,025

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

7.  COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS (CONTINUED)
    The Company makes purchases of inventory from a company, which is owned partially by an individual who is also employed by Digital and has a management position in Digital. Payments to this related company in 1995, 1996 and 1997 were approximately $2,386,000, $2,937,000 and $3,120,000, respectively.

CONCENTRATION OF CREDIT RISK

    The Company's business depends in large part upon the capital expenditures of data storage, semiconductor and flat panel display manufacturers which accounted for the following percentages of the Company's net sales:

                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1995       1996       1997
                                                                          ---------  ---------  ---------
Data storage............................................................       33.4%      45.5%      53.2%
Semiconductor...........................................................       27.6       23.0       19.8
Flat panel display......................................................        3.5        2.2        1.7

    The Company cannot predict whether the growth experienced in the microelectronics industry in the recent past will continue.

    Sales to one customer accounted for approximately 15%, 11% and 14% and sales to another customer accounted for approximately 6%, 11% and 11% of the Company's net sales during the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1996 and 1997, accounts receivable due from two customers represented 16% and 15% of aggregate accounts receivable, respectively.

    The Company manufactures and sells its products to companies in different geographic areas. The Company performs periodic credit evaluations of its customers' financial condition, generally does not require collateral, and where appropriate, requires that letters of credit be provided on foreign sales. Receivables generally are due within 30-60 days. The Company's net accounts receivable are concentrated in the following geographic areas:

                                                          DECEMBER 31,
                                                      --------------------
                                                        1996       1997
                                                      ---------  ---------
                                                         (IN THOUSANDS)
United States.......................................  $  16,528  $  22,131
Europe..............................................      5,920      8,856
Far East............................................      9,259     12,738
Other...............................................        797      1,202
                                                      ---------  ---------
                                                      $  32,504  $  44,927
                                                      ---------  ---------
                                                      ---------  ---------

                    VEECO INSTRUMENTS INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997

8.  FOREIGN OPERATIONS AND GEOGRAPHIC AREA INFORMATION

    Information as to the Company's foreign operations and geographic area information (assets not specifically identified to Europe and Japan are included in the United States amounts) are summarized below:

                                   NET SALES TO
                              UNAFFILIATED CUSTOMERS            OPERATING INCOME (LOSS)                TOTAL ASSETS
                        ----------------------------------  -------------------------------  ---------------------------------
                           1995        1996        1997       1995       1996       1997        1995        1996       1997
                        ----------  ----------  ----------  ---------  ---------  ---------  ----------  ----------  ---------
                                                                    (IN THOUSANDS)
United States.........  $  118,443  $  160,290  $  212,288  $  23,383  $  33,924  $  33,669  $   83,919  $  105,601  $ 149,708
Europe (1)............      11,863      11,214      12,436        651        (69)       584       8,790       6,953      8,786
Japan.................         913         915       1,262       (394)      (231)      (609)        539         785      1,137
Eliminations..........      (7,243)     (7,360)     (9,258)      (131)      (131)
                        ----------  ----------  ----------  ---------  ---------  ---------  ----------  ----------  ---------
                        $  123,976  $  165,059  $  216,728  $  23,509  $  33,493  $  33,644  $   93,248  $  113,339  $ 159,631
                        ----------  ----------  ----------  ---------  ---------  ---------  ----------  ----------  ---------
                        ----------  ----------  ----------  ---------  ---------  ---------  ----------  ----------  ---------

------------------------------

(1) Principally reflects the Company's operations and assets in France, the United Kingdom and Germany.

    Export sales from the Company's United States operations are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Asia Pacific.................................................  $  18,429  $  29,648  $  37,731
Japan........................................................     22,823     30,437     28,670
Europe.......................................................      7,045     11,317     11,273
Other........................................................      1,967      1,748      2,324
                                                               ---------  ---------  ---------
                                                               $  50,264  $  73,150  $  79,998
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The aggregate foreign exchange gains and (losses) included in determining consolidated results of operations were $100,000, $(153,000) and $(34,000) in 1995, 1996, and 1997, respectively.

9.  DEFINED CONTRIBUTION BENEFIT PLANS

    The Company maintains three defined contribution plans under Section 401(k) of the Internal Revenue Code. Principally of all of the Company's domestic full-time employees are eligible to participate in one of the three plans. Under the plans, employees may contribute up to a maximum of 15% to 20% of their annual wages, depending on the plan. Employees are immediately vested in their contributions. Other than Digital's plan, the plans provide for partial matching contributions by the Company, which vest over a five-year period. Company contributions to the plans were $108,000, $205,000 and $296,000 in 1995, 1996 and 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the relationship (in percentages) of selected items of Veeco's consolidated statements of income to its total net sales:


                                                                             YEAR ENDED              NINE MONTHS ENDED
                                                                            DECEMBER 31,               SEPTEMBER 30,
                                                                   -------------------------------  --------------------
                                                                     1995       1996       1997       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------
Net sales........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales....................................................       49.8       50.6       51.1       50.9       54.0
                                                                   ---------  ---------  ---------  ---------  ---------
Gross profit.....................................................       50.2       49.4       48.9       49.1       46.0
Operating expenses:
  Research and development.......................................       10.7       10.7       11.3       10.9       13.2
  Selling, general and administrative............................       20.3       18.0       19.2       18.1       20.2
  Amortization...................................................        0.2        0.1        0.2        0.1        0.2
  Other-net......................................................        0.1        0.3       (0.2)      (0.2)      (0.4)
  Merger and reorganization expenses.............................     --         --            1.0        1.4        4.8
  Write-off of purchased in-process technology...................     --         --            1.9        2.6     --
                                                                   ---------  ---------  ---------  ---------  ---------
Total operating expenses.........................................       31.3       29.1       33.4       32.9       38.0
                                                                   ---------  ---------  ---------  ---------  ---------
Operating income.................................................       18.9       20.3       15.5       16.2        8.0
Interest expense (income), net...................................        0.1       (0.2)       0.0        0.0        0.5
                                                                   ---------  ---------  ---------  ---------  ---------
Income before income taxes.......................................       18.8       20.5       15.5       16.2        7.5
Income tax provision.............................................        2.0        4.2        3.5        3.7        2.3
                                                                   ---------  ---------  ---------  ---------  ---------
Net income.......................................................       16.8%      16.3%      12.0%      12.5%       5.2%
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

YEARS ENDED DECEMBER 31, 1997 AND 1996

    Net sales were $216.7 million for the year ended December 31, 1997 representing an increase of approximately $51.7 million or 31.3%, when compared to the year ended December 31, 1996. The increase reflects growth in Veeco's process equipment and metrology product lines. Sales in the U.S. increased approximately 54.2%, while international sales included a 27.3% increase in Asia Pacific, a 5.2% increase in Europe and a 4.5% decrease in Japan.

    Veeco received approximately $218.0 million of orders in 1997 compared to approximately $186.1 million in 1996, reflecting both the increased demand for high density hard drives and the continued industry transition to the next generation MR thin film magnetic heads as well as increased semiconductor industry investment in advanced products. The book-to-bill ratio was 1.01 to 1 for the year ended December 31, 1997.

    Sales of metrology products increased by 22.5% to approximately $112.8 million in 1997 compared to 1996 principally as a result of increased sales of Wyko optical interferometers, Dektak stylus profilers and scatterometers, atomic force microscopes and Digital SPM systems. Sales of Wyko optical interferometers increased by 81%, reflecting increased acceptance by the semiconductor industry of non-contact optical measurement for advanced packaging. Sales of Dektak stylus profilers and scatterometers increased by 21% reflecting acceptance of new product introductions in the data storage and semiconductor industries. Atomic force microscope sales increased 15% reflecting increased demand for advanced semiconductor applications. Nano Scope Dimension SPM systems sales increased by approximately 16%, partially offset by a decrease in sales of Digital's other product groups. Sales of process equipment increased by 59% to approximately $84.5 million in 1997 compared to 1996, driven principally by increased demand from the data storage industry for equipment used in the production of MR and GMR heads for high density hard drives. Of this increase, approximately 39% was due to growth in volume, with the balance of the increase due to a shift in customer demand to multi-process modules with increased automation which resulted in an approximately 47% higher average selling price of a system. Sales of industrial measurement products were approximately $19.4 million in 1997, which remained relatively flat when compared to 1996.

    Gross profit increased to approximately $106.0 million, or 48.9% of net sales for 1997, compared to $81.5 million or 49.4% of net sales for 1996. This decrease in gross margin is principally attributable to a decrease in gross margin in Digital's scanning probe/atomic force microscopes from 57.4% in 1996 to 52.6% in 1997.

    Research and development expense increased by approximately $6.8 million to approximately $24.5 million, or 11.3% of net sales in 1997 compared to approximately $17.7 million or 10.7% of sales in 1996, due to increased R&D investment in process equipment and metrology. Increased R&D investment was made in process equipment in physical vapor deposition (PVD) and in ion beam deposition. In metrology, increased investments were made in Wyko optical interferometer products for both data storage and semiconductor market products along with investments in Dektak stylus profilers for the semiconductor, data storage and flat panel display markets and investments in Digital products for integrated circuit and data storage applications.

    Selling, general and administrative expenses increased by approximately $11.9 million to 19.2% of net sales in 1997 from 18.0% for 1996. Selling expense increased $9.0 million, principally due to higher sales commissions resulting from higher sales volume, increased compensation and travel expense as a result of additional sales and service personnel required to support Veeco's growth and an increase in advertising and marketing to support new products.

    Operating expenses in 1997 include merger costs incurred in connection with the merger with Wyko Corporation of approximately $2.3 million, consisting of investment banking, legal and other transaction costs. Operating expenses in 1997 also include the effect of a $4.2 million charge in connection with the acquisition of the PVD business pertaining to data storage of Materials Research Corporation representing the write-off of the fair values of in-process engineering and development projects that had not reached technological feasibility and have no future alternative uses.

    Income taxes amounted to $7.6 million or 22.6% of income before income taxes for 1997 as compared to $6.9 million or 20.5% of income before income taxes for 1996. The principal reason for the low effective tax rate when compared to the statutory income tax rate is due to Digital's "S" Corporation status. As an "S" Corporation, Digital was not subject to federal income taxes at the corporation level.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    Net sales were $165.1 million for the year ended December 31, 1996 representing an increase of approximately $41.1 million, or 33.1%, for the fiscal year ended December 31, 1996 as compared to 1995. The increase reflects growth in all three of Veeco's product lines: process equipment, metrology and industrial measurement. Sales in the U.S. increased approximately 30.9%, while international sales included a 60.9% increase in Asia Pacific, a 32.1% increase in Japan and a 19.2% increase in Europe.

    Sales of metrology products increased by 27.2% to approximately $92.1 million in 1996 compared to 1995 principally as a result of increased sales of Wyko products for mass memory, semiconductor and microelectronic applications and IBM-manufactured SXM Workstations for semiconductor applications and increased sales in Digital scanning probe microscopes. Sales of process equipment increased by 60.2% to approximately $53.2 million in 1996 compared to 1995. Of this increase, approximately 55.9% is due to growth in volume, with the balance of the increase attributable to an approximately 27.7% higher average selling price of a system resulting from a shift in customer demand to multi-process modules with increased automation. This growth was principally driven by increased demand for mass memory storage due to the capacity ramp up in both MR and inductive thin film magnetic heads required in high density hard drives. Sales of industrial measurement products increased by 7.6% to approximately $19.8 million in 1996 compared to 1995 as a result of the introduction of new products in the leak detection product line.

    Veeco received approximately $186.1 million of orders in 1996 compared to approximately $141.8 million of orders in 1995 for a 31.2% increase. This resulted in a book-to-bill ratio of 1.13 to 1 for 1996.

    Gross profit increased to approximately $81.5 million, or 49.4% of net sales for 1996, compared to $62.3 million, or 50.2% of net sales for 1995. The decline in gross margin percentage was principally due to changes in product mix and geographic sales breakdown in metrology and industrial measurement product lines.

    Research and development expense increased by approximately $4.4 million to approximately $17.7 million, or 10.7% of net sales in 1996 compared to approximately $13.3 million or 10.7% of sales in 1995, as Veeco increased its R&D investment in each of its product lines with particular emphasis in process equipment and Digital products for integrated circuit and data storage applications.

    Selling, general and administrative expenses increased by approximately $4.6 million in 1996, but decreased as a percentage of sales to 18.0% for 1996 from 20.3% for 1995. Selling expense increased $3.6 million principally due to higher sales commissions resulting from higher sales volume, as well as increased compensation and travel expense as a result of additional sales and service personnel required to support Veeco's growth.

    Income taxes amounted to $6.9 million or 20.5% of income before income taxes for 1996 as compared to $2.5 million or 10.7% of income before income taxes for 1995. In each period the lower effective income tax rate when compared to the statutory income tax rate is impacted by Digital's "S" Corporation status. As an "S" Corporation, Digital was not subject to federal income taxes at the corporation level. Veeco's effective tax rate in 1995 was also lower as a result of Veeco recognizing previously unrecognized deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operations totaled $18.1 million in 1997 compared to $23.4 million and $12.4 million in 1996 and 1995, respectively. Cash provided by operations in 1997 resulted from (i) net income plus non-cash charges of $32.4 million for depreciation and amortization and the write-off of purchased in-process technology plus (ii) increases of accounts payable, accrued expenses and other current liabilities, and other net operating assets and liabilities of $8.7 million, $4.5 million and $0.6 million, respectively. These items were partially offset by increases in accounts receivable, inventories and deferred income taxes of $12.8 million, $13.6 million and $1.7 million, respectively. Accounts receivable, inventory, and accounts payable increased primarily as a result of increased volume. Cash from operations in 1996 resulted from (i) net income plus non-cash charges for depreciation and amortization of $28.9 million plus (ii) increases of accounts payable, accrued expenses and other current liabilities, and other net operating assets and liabilities of $2.9 million, $4.1 million and $1.2 million, respectively. These items were partially offset by increases in accounts receivable, inventories and deferred income taxes of $4.2 million, $8.7 million and $0.9 million, respectively. The increases in accounts receivable, inventories, accounts payable and accrued expenses are attributable to the increased 1996 sales volume.

    Veeco used $25.4 million for investing activities in 1997 compared to $4.1 million and $1.4 million in 1996 and 1995, respectively. Cash used for investing activities in 1997 primarily related to the PVD acquisition ($4.4 million) and capital expenditures ($21.0 million). Capital expenditures in 1997 were principally for a parcel of land and a building, manufacturing facilities, laboratory and test equipment and business system upgrades. Cash used in investing activities in 1996 and 1995 were for capital expenditures.

    Veeco generated $1.6 million of cash from financing activities in 1997 compared to a use of $14.0 million in 1996 and generation of $4.4 million of cash from investing activities in 1995. Cash used in 1996 and generated in 1997 principally resulted from distributions of $14.0 million and $10.0 million, respectively, to former Digital shareholders partially offset by the proceeds from the sale of Common Stock in 1996 and 1997, and proceeds from long-term debt in 1997.

    The Company has a $30.0 million Credit Facility (the "Credit Facility") which may be used for working capital, acquisitions and general corporate purposes. The Credit Facility bears interest at the prime rate of the lending banks, but is adjustable to a maximum rate of 3/4% above the prime rate in the event the Company's ratio of debt to cash flow exceeds a defined ratio. A LIBOR-based interest rate option is also provided. As of December 31, 1997 there were no amounts outstanding under the Credit Facility. The Credit Facility is secured by substantially all of the Company's personal property.

    The Company will be required to repay promissory notes owed to former stockholders of Digital in the aggregate principal amount of $8,000,000 when they become due in March 2000. The notes bear interest at an annual rate of 7.21%.

    The Company believes that existing cash balances together with cash generated from operations, amounts available under the Credit Facility and net proceeds from the sale of Common Stock in this offering will be sufficient to meet the Company's projected working capital and other cash flow requirements at least through 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated data of Veeco as of and for the years ended December 31, 1995 through 1997 have been derived from its audited consolidated financial statements and notes thereto, which are included elsewhere herein, and should be read in conjunction with such financial statements and notes thereto. The selected consolidated financial data have been retroactively restated to reflect Veeco's mergers with Wyko Corporation in July 1997 and Digital Instruments, Inc. in May 1998, which have been accounted for as pooling of interests transactions.


                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                 1995        1996        1997
                                                              ----------  ----------  ----------
                                                                        (IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales...................................................  $  123,976  $  165,059  $  216,728
Cost of sales...............................................      61,693      83,521     110,680
                                                              ----------  ----------  ----------
Gross profit................................................      62,283      81,538     106,048
Costs and expenses..........................................      38,774      48,045      65,954
Merger and reorganization expenses (1)......................      --          --           2,250
Write-off of purchased in-process technology................      --          --           4,200
                                                              ----------  ----------  ----------
Operating income............................................      23,509      33,493      33,644
Interest expense (income), net..............................         179        (345)          7
                                                              ----------  ----------  ----------
Income before income taxes..................................      23,330      33,838      33,637
Income tax provision........................................       2,497       6,941       7,610
                                                              ----------  ----------  ----------
Net income..................................................  $   20,833  $   26,897  $   26,027
                                                              ----------  ----------  ----------
                                                              ----------  ----------  ----------
Net income per common share.................................  $     1.52  $     1.89  $     1.81
Diluted net income per common share.........................  $     1.48  $     1.86  $     1.75
Weighted average shares outstanding.........................      13,750      14,251      14,392
Diluted weighted average shares outstanding.................      14,068      14,490      14,908

PRO FORMA PRESENTATION (2):
  Income before income taxes................................  $   23,330  $   33,838  $   33,637
  Pro forma income tax provision............................       7,054      12,963      12,817
                                                              ----------  ----------  ----------
  Pro forma net income......................................  $   16,276  $   20,875  $   20,820
                                                              ----------  ----------  ----------
                                                              ----------  ----------  ----------
  Pro forma net income per common share.....................  $     1.18  $     1.46  $     1.45
  Pro forma diluted net income per common share.............  $     1.16  $     1.44  $     1.40

                                                                    AS OF DECEMBER 31,
                                                                           1997
                                                                  ----------------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................        $   20,444
Working capital.................................................            68,778
Excess of cost over net assets acquired, net....................             4,318
Total assets....................................................           159,631
Long-term debt (including current installments).................            17,356
Shareholders' equity............................................            93,758

------------------------

(1) During 1997, the Company recorded a $2.3 million charge for merger related fees consisting of investment banking, legal and other transaction costs in connection with the merger with Wyko.

(2) Pro forma net income and pro forma earnings per share present income taxes as if Digital, which was merged with the Company in May 1998 in a transaction accounted for as a pooling of interests, had been a "C" corporation for all periods presented and, therefore, subject to federal income taxes at the corporation level. Prior to the merger, Digital had elected "S" corporation status for income tax purposes and, therefore, was not subject to federal income taxes.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   VEECO INSTRUMENTS INC.


Date:     January 11, 1999         By: /s/ Edward H. Braun
                                       --------------------------------
                                       Edward H. Braun
                                       Chairman, Chief Executive
                                       Officer and President